EXHIBIT 10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is made December 3, 2013, effective as of October 1, 2011, between Altex Industries, Inc. (the "Company") and Steven H. Cardin ("Cardin").

Whereas, the Company and Cardin entered into an employment agreement effective October 1, 1989 (the “89 Agreement”), and

Whereas, the 89 Agreement has been amended from time to time by action of the Board of Directors of the Company as documented in the minutes of the Board of Directors, and

Whereas, the Company and Cardin wish to reflect the amendments to the 89 Agreement by executing this amended and restated employment agreement,

Now, therefore, in consideration of the mutual promises and agreements contained herein, it is agreed that:

1. Nature of Employment; Term of Employment. The Company shall employ Cardin, and Cardin shall serve the Company and its subsidiary corporations (collectively referred to herein as the "Business") as an employee, upon the terms and conditions contained herein, for a term commencing as of the effective date of this Agreement and continuing until October 1, 2016, which term shall thereafter automatically be renewed for successive 12-month periods unless either Cardin or the Company shall give the other notice (a "Nonrenewal Notice") to the contrary at least six months prior to the commencement of any such 12-month period. Cardin agrees to devote such working time, energy, and efforts to the business of the Company as shall be reasonably necessary for the performance of his duties hereunder during the term of his employment with the Company, provided, however, that his primary endeavor shall be that of President and Chief Executive Officer of the Company. Notwithstanding anything to the contrary contained herein, Cardin shall not be prevented from investing and managing his assets and from undertaking civic or charitable endeavors in such form or manner as will not unreasonably interfere with the services to be rendered by him hereunder.

2. Duties and Powers as Employee; Location. Cardin shall be the President and Chief Executive Officer of the Company and shall have the duties, powers, and responsibilities attendant to the office of President and Chief Executive Officer of the Company. The Company acknowledges that Cardin divides his time among Denver, Colorado, Breckenridge, Colorado, and Prince Edward Island, Canada. Cardin shall be permitted to perform his duties at any time in any location, in his sole and absolute subjective discretion, provided, however, that at no time shall he perform his duties in a location that materially impairs his effectiveness or causes the Business to incur material unnecessary expense.

3. Compensation.

a. As compensation for the services to be rendered by Cardin during the term of his employment with the Company, the Company shall pay or cause to be paid to Cardin a minimum annual base salary of $200,000.00, payable in 24 equal bimonthly installments. Cardin’s annual base salary shall increase effective October 1 of each year by 3% of Cardin's annual base salary in effect immediately preceding such October 1.

b. In addition to the foregoing annual base salary, the Company shall pay or cause to be paid to Cardin an annual bonus of no less than 20% of the Company's earnings before tax, payable within 120 days after the end of each of the Company's fiscal years beginning during the term of Cardin's employment hereunder, regardless of whether such payment date falls outside of the term of this Agreement, in either cash or common stock of the Company at then fair market value, in whichever form Cardin may elect.

4. Expenses. Cardin shall be promptly reimbursed for all expenditures he makes on behalf of the Company for which he supplies reasonable documentation.

5. Fringe Benefits. Cardin shall receive benefits, in addition to the compensation provided for herein, during his term of employment with the Company not less than those substantially equivalent to those granted to other executives or employees of the Business, provided, however, that such benefits shall at all times be at least equal to those benefits Cardin is receiving as of the date hereof. Such benefits, including, but not limited to, medical and long-term care insurance, shall be provided to Cardin without charge to him and shall be increased in accordance with increases in such benefits granted to other executives or employees of the Business.

6. Office Facilities. The Company shall provide Cardin with an office, furniture, computer equipment, office supplies, telecommunications equipment, internet connections and devices, and clerical assistance appropriate to the President and Chief Executive Officer.

7. Termination.

a. The Company shall have the right to terminate Cardin's employment pursuant to this Agreement only for (i) Permanent Disability, as hereinafter defined, pursuant to Subparagraph 7.b. hereof or for (ii) Cause, as hereinafter defined, pursuant to Subparagraph 7.c. hereof. Cardin shall have the right to terminate his employment pursuant to this Agreement upon 30 days written notice to the Company in the event that (a) the Company shall fail to make any payment due to Cardin under this Agreement, (b) the Company shall fail to perform any other covenant or agreement to be performed by it hereunder, or (c) the Company shall take any action prohibited by this Agreement, provided, however, that the Company shall have the right to cure such breach of this Agreement within 10 days of receipt of notice of Cardin's intent to terminate his employment pursuant to this Agreement.

b. The Company shall have the right to terminate Cardin's employment pursuant to this Agreement for Permanent Disability, as hereinafter defined, only in accordance with the provisions of this Subparagraph 7.b. In the event of Cardin's Permanent Disability, as hereinafter defined, the Company shall have the right to terminate Cardin's employment pursuant to this Agreement by giving not less than 30 days written notice to Cardin. As used herein, the term "Permanent Disability" shall mean, and be limited to, any illness, injury, or other physical or mental disability that prevents Cardin from performing his duties on behalf of the Company, as provided for herein, for a continuous period in excess of 180 days. Such termination shall require a good faith determination by at least a two-thirds majority of the Company's Board of Directors that the termination of this Agreement is necessary for Permanent Disability. In the event of termination for such Permanent Disability, the Company agrees (i) to pay or cause to be paid to Cardin a total sum, payable in 24 equal monthly installments, equal to 50% of the base salary to which he would have been entitled had he performed his duties for the Company for a period of two years after his termination, less the amount of any disability insurance benefits he received under policies maintained by the Company for his benefit, and (ii) to continue to provide Cardin with all fringe benefits being provided to him pursuant to Paragraph 5. hereof at the time of Cardin's Permanent Disability for a period of two years following such Permanent Disability.

c. The Company shall have the right to terminate Cardin's employment pursuant to this Agreement for Cause, as hereinafter defined, only in accordance with the provisions of this Subparagraph 7.c. Such termination shall require a good faith determination by at least a two-thirds majority of the Company's Board of Directors that the termination of this Agreement is necessary for Cause. As used in this Agreement, the term "Cause" shall mean and be limited to: (i) the conviction of Cardin for a felony under state or federal law, or the equivalent under foreign law, which, in the opinion of at least a two thirds majority of the Board of Directors of the Company, has a material adverse effect on the Company or on the ability of Cardin to perform his duties hereunder, unless Cardin performed the acts underlying such felony in good faith and in a manner Cardin reasonably believed to be in or not opposed to the best interests of the Company; or (ii) the material breach by Cardin of the provisions of this Agreement; provided, however, that the Company shall have given Cardin written notice (a) that at least a two-thirds majority of the Board of Directors has made a good faith determination that there has been a material breach by Cardin of the provisions of this Agreement, (b) specifying such breach, and (c) permitting Cardin to cure such breach within a period of 30 days after receipt of such notice.

8. Special Severance Payment.

a. If, subsequent to a Change in Control, as hereinafter defined, Cardin's Circumstances of Employment, as hereinafter defined, shall have changed, Cardin shall have the right to terminate his employment pursuant to this Agreement by written notice to the Company specifying the event relied on for such termination.

b. In the event Cardin terminates his employment pursuant to Subparagraph 7.a. or 8.a. of this Agreement, or if the Company shall terminate Cardin's employment in breach of this Agreement, then the Company shall pay to Cardin, within 15 days of such termination, in cash, the Special Severance Payment, as hereinafter defined.

c. A "Change in Control" shall be deemed to occur upon (i) the election of one or more individuals to the Board of Directors of the Company which election results in one-third of the Directors of the Company consisting of individuals who have not been Directors of the Company for at least two years, unless such individuals have been elected as Directors or nominated for election as Directors by four-fifths of the Directors of the Company who have been Directors of the Company for at least two years, (ii) the sale by the Company of all or substantially all of its assets to any individual, partnership, firm, trust, corporation, or other similar entity ("Person"), the consolidation of the Company with any Person, the merger of the Company with any Person as a result of which merger the Company is not the surviving entity as a publicly-held corporation, (iii) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person, other than Cardin, and any Person that directly or indirectly controls, or is controlled by, or is under common control with any other Person, other than Cardin, shall own, after such sales and transfers, at least twenty percent (20%) but less than one-half, of the shares of the Company having voting power for the election of Directors, unless such sale or transfer has been approved in advance or within sixty days thereafter by four-fifths of the Directors of the Company who have been Directors of the Company for at least two years, (iv) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and any Person that directly controls, or is controlled by, or is under common control with any other Person, other than Cardin, shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of Directors, or (v) any other transaction or series of transactions, related or unrelated, with one or more Persons, under circumstances whereby any Person and its Affiliates, other than Cardin, shall own, after such transaction or series of transactions, at least one-half of the shares of the Company having voting power for the election of Directors.

d. Cardin's "Circumstances of Employment” shall have changed if, in Cardin's sole and absolute subjective discretion, there shall have occurred any of the following events: (i) a material reduction or change in Cardin's duties or responsibilities, or a removal from or failure to be elected to a previously held position; (ii) a breach by the Company of any provision of this Agreement; (iii) a reduction in the fringe benefits made available by the Company to Cardin; (iv) a material diminution in Cardin's status, working conditions, or economic benefits; (v) any action which materially and adversely affects Cardin's ability to maximize his annual bonus payable pursuant to Subparagraph 3.b. hereof, including without limitation, the diversion of business from the Company or the failure of the Company to be adequately capitalized; or (vi) any action which substantially impairs the prestige or esteem of Cardin in relation to any other employee of the Business.

e. The "Special Severance Payment" shall mean a lump sum payment equal to the sum of (i) the product of two and the total base salary paid to or accrued with respect to Cardin by the Company pursuant to Subparagraph 3.a. hereof during the 12-month period immediately preceding the termination of Cardin's employment, (ii) the greater of (a) the product of two and the annual bonus paid to or accrued with respect to Cardin by the Company pursuant to Subparagraph 3.b. hereof with respect to the fiscal year of the Company immediately preceding the fiscal year in which Cardin's employment shall have been terminated and (b) the product of three and the total base salary paid to or accrued with respect to Cardin by the Company pursuant to Subparagraph 3.a. hereof during the 12-month period immediately preceding the termination of Cardin's employment, and (iii) any other compensation owed to Cardin pursuant to this Agreement at the time of such termination.

f. In the event that, as a result of any of the payments or other consideration provided for or contemplated by this Agreement or otherwise, a tax (an "Excise Tax") shall be imposed upon Cardin or threatened to be imposed upon Cardin by virtue of the application of Section 4999(a) of the Internal Revenue Code of 1986 (the "Code") as now in effect or as the same may from time to time be amended, or any similar provisions of state or local tax law, the Company shall indemnify and hold Cardin harmless from and against all such taxes (including additions to tax, penalties, and interest and additional Excise Taxes, whether applicable to payments pursuant to this Paragraph 8. or payments pursuant to other provisions of this Agreement) incurred by, or imposed upon, Cardin and all expenses arising therefrom. Each indemnity payment to be made by the Company hereunder shall be increased by the amount of all Federal. state, and local tax liabilities (including additions to tax, penalties and interest, and Excise Tax) incurred by, or imposed upon, Cardin so that the effect of receiving all such payments will be such that Cardin shall be held harmless on an after-tax basis from the amount of all Excise Taxes imposed upon payments made to Cardin by the Company pursuant to this Agreement and otherwise other than pursuant to this Subparagraph 8.f. and all taxes, penalties and interest, and Excise Taxes with respect to payments pursuant to this Subparagraph 8.f. under the laws of all Federal, state, and local taxing authorities and so that Cardin shall not incur any out-of-pocket costs or expenses of any kind or nature on account of the Excise Tax and the receipt of the indemnity payments to be made by the Company pursuant hereto.

g. Each indemnity payment to be made to Cardin pursuant to Subparagraph 8.f. shall be paid within fifteen business days of delivery of a written request (a "Request”) for such payment to the Company (which request may be made prior to the time Cardin is required to file a tax return showing a liability for an Excise Tax or other tax). A Request shall set forth the amount of the indemnity payment due to Cardin and the manner in which such amount was calculated, and Cardin shall thereafter submit such other evidence of the indemnity to which Cardin is entitled as the Company shall reasonably request.

h. Cardin agrees to notify the Company (i) within fifteen business days of being informed by a representative of the Internal Revenue Service (the "Service") or any state or local taxing authority that the Service or such authority intends to assert that an Excise Tax is or may be payable, (ii) within fifteen business days of Cardin's receipt of a revenue agent's report (or similar document) notifying Cardin that an Excise Tax may be imposed, and (iii) within fifteen business days of Cardin's receipt of a Notice of Deficiency under Section 6212 of the Code or similar provision under state or local law which is based in whole or in part upon an Excise Tax and/or a payment made to Cardin pursuant to Subparagraph 8.f.

i. After receiving any of the aforementioned notices, and subject to Cardin's right to control any and all administrative and judicial proceedings with respect to, or arising out of, the examination of Cardin's tax returns, except as such proceedings relate to an Excise Tax, the Company shall have the right (i) to examine all pertinent records, files, and other information and documentation in Cardin's possession or under Cardin's control, (ii) to be present and to participate in all administrative and judicial proceedings with respect to an Excise Tax, including the right to appear and act for Cardin at such proceedings in resisting any contentions made by the Service or a state or local taxing authority with respect to an Excise Tax and to file any and all written responses in connection therewith, (iii) to forego any and all administrative appeals, proceedings, hearings, and conferences with the Service or a state or local taxing authority with respect to an Excise Tax on Cardin's behalf, and (iv) to pay any tax increase on Cardin's behalf and to control all administrative and judicial proceedings with respect to a claim for refund from the Service or state or local taxing authority with respect to such tax increase.

j. The Company shall be solely responsible for all legal, accounting, or other expenses (whether of Cardin's representatives or the representative of the Company) incurred in connection with any such administrative or judicial proceedings insofar as they relate to an Excise Tax or other tax increases resulting therefrom, and Cardin agrees to execute and file, or cause to be executed and filed, such instruments and documents, including, without limitation, waivers, consents, and Powers of Attorneys, as the Company shall reasonably deem necessary or desirable in order to enable it to exercise the rights granted to It pursuant to Subparagraph 8.i. hereof.

k. The liability of the Company shall not be affected by Cardin's failure to give any notice provided for in Subparagraph 8.h. hereof unless such failure materially prejudices its ability to defend itself as provided for. Cardin may not compromise or settle a claim which he is indemnified against hereunder without the consent of the Company, unless Cardin can establish by a preponderance of the evidence that the decision of the Company was not made in the good faith belief that a materially more favorable result could be obtained by continuing to defend against the claim (or prosecute a claim for refund).

9. Indemnification. The Company shall take such steps as Cardin shall reasonably deem necessary, including, but not limited, to obtaining liability insurance, to indemnify Cardin, to the fullest extent possible, under the provisions of the laws of any state in which the Company or, as applicable, any of its subsidiaries is incorporated or is qualified to do business for any act or failure to act in the course of his duties.

10. Prior agreements; entire agreement. This Agreement sets forth the entire agreement and understanding between the Company and Cardin, and any and all prior written or oral agreements or understandings between the Company and Cardin are hereby superseded.

11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and each remaining provision shall be valid and be enforced to the fullest extent permitted by law.

12. No Waiver. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

13. Headings and Other Matters. The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not be considered a part hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

14. Successors and Assigns. This Agreement is binding on the Company and its successors, executors, and assigns, regardless of any change in the business structure of the Company, be it through spinoff, merger, sale of stock, sale of assets, or any other transaction.

15. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Colorado without regard to conflict of laws principles.

16. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado, County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid in those courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere.

17. Amendments. This Agreement may be amended or modified only by an agreement in writing between the Company and Cardin.

18. Costs and expenses in event of breach. In the event that either party breaches any of the terms of this Agreement, the non-defaulting party shall be reimbursed by such defaulting party for all reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by the non-defaulting party enforcing the terms of this Agreement and/or recovering damages as a result of any such breach.

19. Counterparts and digital signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile, photocopy or a copy in PDF or other digitized image format shall be deemed an original document for all purposes.

20. Notices. Any notices, requests, instructions, or other documents to be given hereunder by Cardin to the Company or by the Company to Cardin shall be in writing and shall be sent by nationally recognized overnight courier as set forth below or at such other address as Cardin or the Company may designate by prior written notice to the other: If to the Company then to: Altex Industries, Inc., c/o Corporation Service Company, 1560 Broadway Ste 2090, Denver CO 80202. If to Cardin, then to: Steven H. Cardin, 700 Colorado Blvd. #273, Denver CO 80206. Notices will be deemed effective upon receipt.

ALTEX INDUSTRIES, INC.

By: /s/ STEVEN H. CARDIN
      Steven H. Cardin, President

STEVEN H. CARDIN

/s/ STEVEN H. CARDIN